EXHIBIT 10.1

AMENDMENT TO
CONVERTIBLE NOTES PURCHASE AGREEMENT

This Amendment to Convertible Notes Purchase Agreement (this “Amendment”) is entered into on this 19th day of June, 2007, by and between Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Issuer”), and China Gold, LLC, a Kansas limited liability company, its successors and assigns (together with its successors and assigns “Purchaser”), to amend, as hereinafter set forth, the terms of that certain Convertible Notes Purchase Agreement dated April 10, 2007 by and between Issuer and Purchaser (the “Purchase Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings as defined in the Purchase Agreement.

A.  Issuer and Purchaser entered into the Purchase Agreement on April 10, 2007, which contemplated the initial sale by Issuer, and purchase by Purchaser, of an aggregate minimum of $12,000,000 and an aggregate maximum of $25,000,000 in convertible notes of Issuer within 12 months of the Initial Closing Date.

B.  Pursuant to the Purchase Agreement, on April 10, 2007, Issuer sold, and Purchaser purchased, the Initial Note in the amount of $3,000,000. On May 7, 2007, Issuer sold, and Purchaser purchased, an Additional Note in the amount of $2,000,000.

C.  Issuer and Purchaser wish to amend the Purchase Agreement, in the respects, but only in the respects, as set forth herein. Issuer and Purchaser intend for this amendment to (a) clarify that the obligations of Issuer and Purchaser under the Purchase Agreement to sell and purchase, respectively, convertible notes under the Purchase Agreement shall terminate at the earlier of (i) 12 months from the Initial Closing Date and (ii) the date of effectiveness of Issuer’s proposed merger with Easyknit Enterprises Holdings Limited (defined herein and in the Purchase Agreement as the “Permitted Business Combination”); (b) to provide for anti-dilution protections for the Purchase Rights (defined herein) provided by this amendment; and (c) extend certain registration rights to the common stock underlying the Registration Rights.

D.  On the date hereof, and in the form attached hereto as Exhibit A, Issuer is selling, and Purchaser is purchasing, an Additional Note in the aggregate amount of $4,000,000.

Now, Therefore, the parties hereto hereby agree as follows:

Section 1.  AMENDMENTS

1.1  Section 2.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

2.1 Authorization of the Notes. Issuer shall authorize the issuance and sale to the Purchaser of an initial 8.25% Secured Convertible Note in the principal amount of $3,000,000.00 (the “Initial Note”) and, prior to the earlier of (i) 12 months from the Initial Closing Date and (ii) the effectiveness of the Permitted Business Combination, may authorize the issuance and sale to the Purchaser of one or more additional 8.25% Secured Convertible Notes in a minimum aggregate principal amount of $9,000,000 and a maximum aggregate principal amount of $22,000,000.00, with each such 8.25% Secured Convertible Note containing the terms and conditions and in the form set forth in Exhibit A attached hereto and with all such 8.25% Secured Convertible Notes, including the Initial Note, not to exceed a total aggregate principal amount of $25,000,000.00 (each a “Note” and collectively, together with any notes issued by any Person with respect to the purchase of Securities, the “Notes”). The Notes authorized for sale to Purchaser other than the Initial Note are collectively the “Additional Notes”. The Notes are sometimes referred to herein as the “Securities.”

1.2  Section 2.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

2.3 Purchase and Sales of the Additional Notes. Prior to the earlier of (i) 12 months from the Initial Closing Date and (ii) effectiveness of the Permitted Business Combination, Issuer shall direct, by written notice, that Purchaser purchase one or more Additional Notes in an aggregate principal amount not to exceed $9,000,000 authorized in accordance with Section 2.1. Within 5 days of its receipt of such notice, and, subject to the terms and conditions set forth in this Agreement, Purchaser shall purchase from the Issuer one or more Additional Notes in an aggregate principal amount not to exceed $9,000,000 at a purchase price equal to the principal amount of the Additional Note or Additional Notes being purchased by wire transfer of immediately available funds against delivery of the Additional Notes or Additional Notes. From time to time, but prior to the earlier of (i) 12 months from the Initial Closing Date and (ii) effectiveness of the Permitted Business Combination, at Issuer’s request by written notice to Purchaser that Purchaser purchase one or more Additional Notes in an aggregate amount of up to an additional $13,000,000, Purchaser may purchase, at its discretion, Additional Notes in an aggregate amount of up to an additional $13,000,000.

1.3  The following shall be incorporated as Section 2.5 of the Purchase Agreement:

2.5 Prepayment of Notes in Event of Substantial Financing. Notwithstanding the specific terms and conditions of any Additional Notes, in the event Issuer and/or any of Issuer’s majority-owned subsidiaries receive, at a time when any Notes remain outstanding, cumulative financing in the form of cash or immediately available funds from one or more third parties in the aggregate amount of at least $50,000,000 from and after June 19, 2007] (a “Substantial Financing”), the outstanding Notes issued under the Purchase Agreement shall be due and payable out of the proceeds from such Substantial Financing. In the event such prepayment of any or all outstanding Notes, the respective Holder of each such prepaid Note shall be entitled to receive from Issuer, from the date of such prepayment until the earlier of (i) immediately prior to the Permitted Business Combination or (ii) five (5) years from the date of such prepayment, at a purchase price of $1.00 per share, the right to purchase the number of shares of Issuer’s common stock equal to the amount prepaid on such Note divided by $1.00 (the “Purchase Right”). In the event the issuance of a Purchase Right is required pursuant to the terms of this Section 2.5, Issuer shall deliver to Holder an option agreement, with standard terms and conditions as agreed upon by Issuer and Holder, evidencing Holder’s Purchase Rights as set forth herein. Issuer shall provide, as reasonably practicable, Holder notice of the proposed time of effectiveness of a Substantial Financing or Permitted Business Combination within a reasonable time prior to any such proposed effectiveness. The number of shares that may be purchased under any Purchase Right shall be entitled to anti-dilution protection substantially similar to the anti-dilution protections provided in Section 7 of the Initial Note. As such, the provisions of Section 7 of the Initial Note shall apply as practicable to any such Purchase Right arising from this Section 2.5 to avoid any inequity to Issuer and Holder.

1.4  The following shall be incorporated as Section 8.25 of the Purchase Agreement:

8.25 Limitation of Conversion of Notes or Exercise of Purchase Right. Despite anything to the contrary in the respective Notes, except pursuant to an Automatic Conversion (as defined in the Notes), Purchaser may not convert any or all of the Notes or exercise its Purchase Right pursuant to Section 2.5 hereof during the time period and to the extent that the shares of Common Stock that Purchaser could acquire upon such conversion or exercise would cause the Beneficial Ownership (as defined below) of Common Stock held by Purchaser and its Affiliates to exceed 4.99%. The parties shall compute “Beneficial Ownership" of Common Stock in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Purchaser will, at the request of Issuer, from time to time, notify Issuer of Purchaser’s computation of Purchaser’s Beneficial Ownership. By written notice to Issuer, Purchaser may waive the provisions of this Section 8.25, but any such waiver will not be effective until the 61st day after delivery thereof. Nothing herein shall preclude Purchaser or its Affiliates from disposing of a sufficient number of other shares of Common Stock beneficially owned by Purchaser or its Affiliates so as to thereafter permit the conversion of the respective Notes or exercise of any Purchase Right.

1.5  The definition of the terms “Purchase Agreement” and Registrable Securities” in Section 2 of Appendix 1 to the Purchase Agreement are hereby deleted and the following definitions are substituted in place thereof:

“Purchase Agreement” means that certain Convertible Notes Purchase Agreement by and between Issuer and China Gold, LLC, of even date herewith as may be amended or restated from time to time.

“Registrable Securities” means (i) any shares of Common Stock issuable upon conversion of the Notes or the exercise of any Purchase Right, and (ii) any additional shares of Common Stock issued pursuant stock splits, in-kind dividends and similar distributions with respect to the stock described in the foregoing clause, but does not include any such shares, which, at the time the identity of the Registrable Securities is to be determined, previously have been sold pursuant to a registration or Rule 144, including Rule 144(k) or Rule 144A.

1.6  The following shall be added as a new definition in alphabetical order to Section 2 of Appending 1 to the Purchase Agreement:

“Purchase Right” means any Purchase Right arising under Section 2.5 of the Purchase Agreement or under Section 2 of any of the Notes.

Section 2.  SUPPLEMENTAL REPRESENTATION

2.1  On June 19, 2007, Issuer makes to Purchaser the supplemental representation and warranty identified in Exhibit B hereto (the “Supplemental Representation”). The Supplemental Representation is accurate as of June 19, 2007, and Issuer does not undertake any obligation to update the applicability, veracity or accuracy of such representation on any other date except as otherwise required under the Purchase Agreement.

Section 3.  MISCELLANEOUS

3.1  This Amendment shall be construed in connection with and as part of the Purchase Agreement, and, except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Purchase Agreement, are hereby ratified and shall be and remain in full force and effect.

3.2  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment, unless the context otherwise requires.

3.3  The description headings of the various sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

3.4  This Amendment shall be governed by and construed in accordance with Kansas law.

3.5  This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. Signature to this Amendment may be given by facsimile or other electronic transmission and such signatures shall be fully binding on the party sending the same.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ISSUER:	WITS BASIN PRECIOUS MINERALS INC.,
a Minnesota corporation

By:
	Name:	Mark D. Dacko
	Title:	Chief Financial Officer

PURCHASER:	CHINA GOLD, LLC,
a Kansas limited liability company

	By:	Pioneer Holdings, LLC
	Its:	Manager

By:
Name:
Title:

Exhibit B

SUPPLEMENTAL REPRESENTATION

With respect to Section 6.22 of the Convertible Notes Purchase Agreement, please note that Section 7.01(k) of the Merger Agreement with Easyknit Enterprises provides that it is a condition to the obligations of the parties under the Merger Agreement that the Hong Kong Securities and Futures Commission (the "SFC") issue a ruling that the merger and related transactions do not require the holders of record of Wits Basin shares to make a mandatory general offer for all shares of Easyknit as a result of, or in connection with, the merger under the Hong Kong Code on Takeovers.  Easyknit has a made a request to the SFC for the ruling.  The sole issue for the ruling is whether there will be an acquisition of "control" of Easyknit upon the merger, which under the Hong Kong Code on Takeovers means an aggregate of 30% or more of the voting rights of Easyknit.  To further satisfy the SFC with respect to establishing that a block of Wits Basin shareholders that would hold an aggregate of 30% of the post-merger shares of Easyknit are not acting in concert, Wits Basin has submitted questionnaires from its officers, directors and 5% holders certifying that they are not so acting in concert.  The SFC has not yet made its final decision on the ruling, but has indicated that it needs evidence that a larger number of Wits Basin shares are not held by shareholders acting in concert.  Accordingly, Wits Basin is currently preparing a questionnaire to be sent to a larger group of its shareholders (possibly all other shareholders) to obtain similar certifications that they are not acting in concert, respectively.

In the event Wits Basin cannot affirmatively establish that its shareholders are not acting in concert to acquire control of Easyknit in a manner acceptable to the SFC, it is likely the SFC will not provide the necessary ruling.  Absent a waiver of the aforementioned condition in the Merger Agreement by Easyknit and Wits Basin, the parties would not be able to complete the merger as currently intended without the SFC ruling.  Easyknit has informally indicated that it might not provide such waiver should it become necessary.